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                                                                    EXHIBIT 99.1

          GENESIS DIRECT COMPLETES ACQUISITION OF CAROL WRIGHT GIFTS
           - Appoints Joe Grabowski President of Carol Wright Gifts -

          Secaucus, New Jersey, September 15, 1998 - Genesis Direct, Inc. (Nasdaq:GEND) today announced that it has completed the acquisition of the Carol Wright Gifts unit of Cox Enterprises, Inc. Carol Wright Gifts was purchased for
2.4 million shares of Genesis Direct common stock, plus a $12.75 million convertible note, which is convertible into 1,000,000 shares of Genesis Direct common stock at $12.75 per share. Carol Wright Gifts, which includes the Applecreek catalog, markets via direct mail a variety of products, many of which are part of Genesis Direct's core merchandise offerings.

          The Company also announced the appointment of Joe Grabowski as President of Carol Wright Gifts. Mr. Grabowski, who was most recently President and Chief Executive Officer at Brownstone Studio, has over 28 years of experience in the direct mail industry, and has held various positions as J. Crew, Haband and Doubleday & Co.

          Warren Struhl, President and Chief Executive Officer of Genesis Direct, commented, "We are very pleased to have completed this acquisition, which represents a key step for us in generating significant opportunities to enhance our revenues and profitability. We believe Carol Wright Gifts has a great deal of marketing potential, and look forward to building this business over the long term. We are also excited to welcome Joe as President of Carol Wright Gifts, and believe his extensive industry experience will be invaluable in overseeing the growth of this business."

          Genesis Direct anticipates that this acquisition may lead to other strategic relationships with Cox Enterprises, a privately held Atlanta-based media and

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communications company.  Cox has diversified operations and investments in U.S.
and international newspapers, television and radio stations, cable systems, programming, telecommunications and the Internet, which could potentially provide new outlets for Genesis Direct's multiple brands.

          David Easterly, President and Chief Executive Officer of Cox Enterprises, further commented, "We are excited to become a significant shareholder in Genesis Direct. When we first signed this agreement, we saw many strategic opportunities to broaden Genesis Direct's exposure to on-line shoppers. Since then, we have begun work on many exciting projects that will enable Genesis Direct to tap into the Internet as well as alternate media sources more than ever before, and we are very excited to be partnered with them in this effort."

          Carol Wright Gifts has an extensive database approaching nine million customers. Sales for the fiscal year ended December 31, 1997 were approximately $118 million, and sales are expected to exceed $140 million in fiscal 1998, which will bring Genesis Direct's total revenues to approximately $400 million this year.

          Genesis Direct is a leading database-driven specialty retailer in the rapidly growing universe of non-store shopping. With a current portfolio of 34 Company-owned brands, the Company offers products directly to consumers in targeted niche markets primarily through a variety of distinctive information-rich catalogs, as well as Internet websites and electronic media, including television and radio.

This press release may contain statements that are forward-looking within the meaning of applicable federal securities laws and are based on Genesis Direct's current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated Factors that could cause actual results to differ from those anticipated are detailed in Genesis Direct's filings with the Securities and Exchange Commission.

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